Exhibit 99.2

                             Health Management, Inc.
                               1371-A Abbott Court
                          Buffalo Grove, Illinois 60089
                               Tel:  708-913-2700
                               Fax:  708-913-2715

FOR IMMEDIATE RELEASE

               HEALTH MANAGEMENT, INC. REACHES AGREEMENT TO SETTLE
                             SHAREHOLDER LITIGATION

Buffalo Grove, IL -- September 17, 1996 ... Health Management, Inc. ("HMI") (NNM:HMIS) today announced that it has signed a Stipulation of Settlement providing for the settlement of all the pending shareholder class action lawsuits filed against the Company.

The litigation settlement, which will be subject to final approval by the U.S. District Court for the Eastern District of New York, provides for the payment of $2,000,000 in cash, the issuance of 2,200,000 shares of HMI common stock and 2,200,000 warrants to purchase common stock. A portion of the cash payment to be made is anticipated to be covered by the Company's Director's and Officer's Liability Insurance carrier. The warrants will have a term of eight (8) years from the date of issuance and will have an exercise price which is $.50 higher than the average closing price of HMI stock for a period specified in the Stipulation of Settlement. "The Company received preliminary approval from the Court this morning and a hearing for final approval was set for November 8. If the Court's subsequent final approval is granted at that hearing, which we are requesting, a distribution date next summer would be likely," said Andre Dimitriadis, Chairman of HMI.

"Resolution of the shareholder litigation has been a top priority. With the Stipulation of Settlement behind us, we all look forward to devoting our time and resources to managing our core LifeCare business and to continue our expansion into new markets," said James Nicol, President and CEO. "We are now finally positioned to aggressively pursue the full course of financial
alternatives   open  to  us  in  accordance  with  our  agreement  with  NatWest
Securities."

The Company also reported that it expects, pursuant to the Settlement, to record a charge of approximately $14 to $18 million, depending upon the valuation for accounting purposes ultimately assigned to the warrants, and that such charge will be taken in the second quarter of fiscal year 1997.

Commenting further on the terms of the settlement, Dimitriadis stated that it did provide "certain guarantees relating to a target market value of the common stock of $4.50 which must be met during a period specified in the Stipulation of Settlement and would result in the distribution of additional cash or the issuance of debentures to make up any short-fall to such target market price but would not result in the issuance of any additional shares or warrants."

Health Management, Inc. is a national provider of integrated pharmacy management services to patients with chronic medical conditions and to health care professionals, drug manufacturers and third-party payers involved in their care.

Except for historical information contained herein, the statements made in this release constitute forward looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including those risks detailed from time to time in the Company's reports on file at the Securities and Exchange Commission, including the Company's Form 10-Q for the fiscal year ended April 30, 1996.

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For additional information:
At Edelman Financial:
Diane Perry or Joseph Kist (Investors)            Mark Danes (Media)
212-704-8293 or 212-704-8239                      212-704-4464

At HMI:
Jim Nicol, President and CEO
847-913-2404
Paul Jurewicz, CFO
847-913-2407